Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	June 15, 2011
610-768-3300

Universal Health Services, Inc. Announces Resignation from Board of Directors

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that former United States Senator Richard J. Santorum has resigned from our Board of Directors. Senator Santorum tendered his resignation as result of his recent and formal announcement of his candidacy for President of the United States. The Company and Senator Santorum had previously discussed that should he formally initiate a campaign for President, the Senator would thereafter resign from the Board. In light of the formal initiation of his campaign for President, Senator Santorum is unable to provide the time and effort necessary to serve as a member of the Board of Directors. Senator Santorum had been a member of our Board of Directors since April 2007.

“We appreciate Senator Santorum’s service on our Board of Directors and he has been a valuable asset to our Company,” said Alan B. Miller, Chairman and Chief Executive Officer of Universal Health Services, Inc. “We certainly understood that should Senator Santorum formally announce and initiate his campaign for President, it would result in his departure from the Board given the substantial focus and effort required to achieve that goal. However, Rick’s guidance and stewardship will be sorely missed.”